Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin  53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

May 17, 2007

MIDWEST AIRLINES ANNOUNCES STRATEGIC PARTNERSHIP
WITH NORTHWEST AIRLINES

Provides Customers of Both Airlines Wider Choice of Travel Destinations

Milwaukee, Wisconsin, May 17, 2007 – Midwest Airlines (AMEX: MEH) today announced that it has signed a Memorandum of Understanding with Northwest Airlines to form a strategic codeshare partnership between the two carriers.

The new partnership will greatly expand the networks of both carriers by adding 250 city pairs and more than 1,000 new flight options for customers. Passengers can book their entire flight on a single ticket, with all segments earning mileage credit in either the Midwest Miles or Northwest WorldPerks frequent flyer programs.

The agreement with Northwest is the next step in the continuing roll-out of Midwest’s wide-ranging 2007 growth plan. Along with other key elements of the plan, this is expected to enhance the value of the company for shareholders by providing significant revenue impact as a result of offering customers more ways to easily reach their favorite cities.

“This codeshare is an expansion of the successful reciprocal frequent flyer relationship between Midwest and Northwest that began in May 2006,” explained Scott R. Dickson, Midwest Airlines senior vice president and chief marketing officer. “We’re thrilled to expand our partnership with Northwest. This is a great opportunity to provide a wider choice of travel destinations to customers of both airlines.” He pointed out that this is the largest codeshare Midwest has entered into in its 23-year history.

Northwest routes that will include the Midwest Airlines “YX” code are destinations beyond Northwest’s hubs at Detroit, Minneapolis/St. Paul and Memphis throughout the United States and Canada. Midwest will also place its code on Northwest flights from Indianapolis, a Northwest focus city. Additionally, Midwest’s code will appear on a number of Northwest-operated flights to Hawaii and Alaska.

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Routes operated by Midwest Airlines that will carry the “NW” Northwest code are flights that connect at Midwest’s Milwaukee and Kansas City hubs, as well as Omaha – a Midwest focus city. Northwest will also codeshare on Midwest Airlines-operated flights between Milwaukee and Kansas City to Atlanta, Boston, Hartford, Los Angeles and San Francisco that connect to the Northwest/KLM trans-Atlantic network and trans-Pacific network.

“Northwest Airlines looks forward to welcoming Midwest Airlines customers on codeshare flights in the near future. The expansion of our partnership with Midwest Airlines will provide customers of both carriers with more convenient travel options to destinations throughout the country and the world,” said Nathaniel Pieper, Northwest’s vice president – alliances.

The codeshare partnership is expected to begin this summer, pending execution of definitive agreements. Complete details on codeshare destinations and fares will be announced at a later date.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This document contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from projected results due to the risk factors described in Item 1A. Risk Factors in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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